Exhibit 11 - Computation of Earnings Per Share (1)

                                                      THREE MONTHS ENDED
                                                           MARCH 31
                                                  --------------------------
                                                      1995           1994
                                                  -----------    -----------
PRIMARY EARNINGS PER SHARE:
Weighted average and common equivalent shares      24,387,654     24,198,145
Net income                                        $ 6,611,558    $ 3,927,733
                                                  ===========    ===========
Net income per share                              $      0.27    $      0.16
                                                  ===========    ===========
FULLY DILUTED EARNINGS PER SHARE:
Weighted average and common equivalent shares      24,486,713     24,198,145
Net income                                        $ 6,611,558    $ 3,927,733
                                                  ===========    ===========
Net income per share                              $      0.27    $      0.16
                                                  ===========    ===========


(1) All amounts have been restated to reflect the effect of the 5% stock dividend paid on April 12, 1995.





                                       30